Exhibit 10.6

                              Amended and Restated
                              --------------------
                              EMPLOYMENT AGREEMENT
                              --------------------

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 22nd day of November 2004, between NESCO INDUSTRIES, INC., a Nevada corporation, with its offices at 305 Madison Avenue, Suite 4510, New York, NY 10165 (the "Company" or the "Employer"), and MATTHEW HARRITON, an individual residing at 515 East 72nd Street, Apartment 9B, New York, NY 10021 (the "Executive")


                              W I T N E S S E T H

WHEREAS, Executive possesses an intimate knowledge of the business and affairs of Employer, its policies, methods, personnel, opportunities and problems;

WHEREAS, Employer and Executive are parties to an Employment Agreement dated May 19, 2004 and Employer, based on changes to the ongoing needs of Employer and recognizing the changing demands made on Executive, desires to assure itself of Executive's continued employment by Employer and to compensate him for such efforts; and

WHEREAS, Executive is desirous of committing himself to serve Employer on the terms herein provided;

NOW, THEREFORE, In consideration of the covenants herein contained, the parties hereto hereby agree as follows:

1. Employment. Executive is hereby employed as Chairman and Chief Executive Officer of Employer. Executive shall have supervision and control over the operations and affairs of Employer, and shall have such other powers and duties as may be from time to time assigned to him by the Board of Directors of Employer (the "Board"), and Executive hereby accepts such employment, all subject to the terms and conditions herein contained.

     a. At all times during the term of Executive's employment, Executive may pursue other activities, including without limitation other business obligations, so long as such activities do not adversely affect the performance of his duties to Employer or are in conflict with the business of the Company. Any issues regarding the fulfillment of this obligation shall be an arbitrable matter under this Agreement.

2. Place of Performance. In connection with his employment by Employer, Executive shall be based at Employer's principal executive offices where same may be located from time to time.

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3.  Compensation

     a. Base Salary. Employer shall pay to Executive, and Executive shall accept, for all services which may be rendered by him pursuant to this Agreement, a base salary ("Base Salary") as hereinafter set forth. The Base Salary during the term of this Agreement shall initially be at the annual rate of $120,000 per year and shall increase to $200,000 per annum on January 1, 2005 and an additional 10% on each December 31 during the term of this Agreement. Employer agrees that any amounts not paid when due to Executive shall accrue to Executive's benefit.



               i. Any increase in Base Salary or other compensation granted by Employer, the Board or any committee thereof shall in no way limit or reduce any other obligation of Employer hereunder and, once established at an increased specified rate Executive's Base Salary hereunder shall not thereafter be reduced, other than as necessitated by Employer's adverse financial condition. Executive's salary shall be payable in accordance with Employer's payroll practices as from time to time in effect.

     b. Bonus; Commissions. In addition to Base Salary, Executive shall be entitled to such bonuses as may be determined by the Board of Directors of Employer. Where Executive acts as a member of the Board, he shall not vote on any such determination.

     c. Life Insurance/Key Man Insurance. During the term of his employment hereunder, and subject to Executive being insurable without rating, Employer shall purchase and keep in effect a term life insurance policy in the amount of $1,000,000 on the life of the Executive. Such life insurance will name as beneficiaries those individuals designated by the Executive. All rights therein, including without limitation the right to renew same, shall be assigned to Executive upon the termination of this agreement. Employer shall further be entitled to maintain Key Man insurance on the life of Executive and Executive agrees to cooperate with the application for same.

     d. Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that Executive properly accounts therefor in accordance with Employer's policy relating thereto. Without limiting the generality of the foregoing, the parties agree that any travel Executive undertakes in connection with the performance of his duties hereunder shall be in business class or better, and Employer shall reimburse Executive for such expenses.

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     e.   Benefit  Plans.  Executive  shall be  entitled  to  participate  in or receive benefits under any employee benefit plan or arrangement currently available, or made available by Employer in the future, to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Employer shall not make any changes in any employee benefit plans or arrangements in effect on the date hereof or during the term of this Agreement in which Executive participates (including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan or arrangement) which would adversely effect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Employer and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of Employer. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by Employer for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of calendar days in such calendar year during which he is so employed.

     f. Vacations, Holidays and Sick Leave. Executive shall be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by Employer from time to time for its senior executive officers, but not less than five
          (5) weeks in any calendar year (prorated, in any calendar year during which Executive is employed under this Agreement for less than the entire such year, in accordance with the number of calendar days in such calendar year during which he is so employed) . Vacation may be taken in Executive's discretion, so long as it is not inconsistent with the reasonable business needs of Employer. Executive shall be entitled to accrue from year to year all vacation days not taken by him.

     g. Perquisite. Executive shall be entitled to continue to receive the perquisites and fringe benefits appertaining to the office of the President and Chief Operating Officer of Employer in accordance with present practice and appropriate to the industry.

     h. Warrants: Executive shall be entitled to warrants as more specifically described in that certain Share Exchange Agreement between the Company and Hydrogel Design Systems, Inc.

     i. Base Salary Not Effected by Other Benefits. None of the benefits to which Executive is entitled under any of the provisions of Sections 3

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          (b) - 3 (g) hereof  shall in any  manner  reduce or be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a) hereof.

4. Term of Employment. The employment by Employer of Executive pursuant hereto shall commence as of the effective date (the "Effective Date") and, subject to the provisions of Section 5 hereof, shall terminate on December 31, 2009 (the "Termination Date") . This Agreement shall automatically be extended for one additional year beyond the Termination Date (the "Extended Termination Date") unless at least thirty (30) calendar days prior to the Termination Date, Executive or Employer shall have given notice that he or it does not wish to extend this Agreement.

5. Premature Termination. Anything in this Agreement contained to the contrary notwithstanding:

     a. Death. Executive's employment hereunder shall terminate forthwith upon the death of Executive.

     b. Disability. Executive's employment hereunder shall terminate, at the option of Employer, in the event that the Board makes a good faith determination that Executive suffers from Disability (as hereinafter defined) so as to be unable to substantially perform his duties hereunder for an aggregate of one hundred and eighty (180) calendar days during any period of twelve (12) consecutive months. As used in this Agreement, the term "Disability" shall mean the material inability, in the opinion of three-fourths (3/4) of the entire membership of the Board set forth in a resolution giving the particulars thereof, of Executive to render his agreed-upon services to Employer due to physical and/or mental infirmity, which opinion is concurred in by a physician or psychiatrist reasonably satisfactory to Employer and Executive or his duly appointed representative or guardian.

     c. Cause. Employer may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, Employer shall have "Cause" to terminate Executive's employment hereunder upon (i) the willful, intentional and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer specifically identifying the manner in which Employer believes Executive has not substantially performed his duties and a continued, intentional disregard of such demand or (ii) the willful engaging by Executive in conclusively proven misconduct which is materially

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          injurious to Employer,  monetarily or otherwise. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive conducted, or failed to conduct, himself in a manner set forth above in clause (i) or (ii) of this Section 5(c), and specifying the particulars thereof in detail.

     d. Termination by Executive. Executive may terminate his employment hereunder (i) for Good Reason (as hereinafter defined) or (ii) if his physical or mental health becomes impaired to an extent that makes the continued performance of his duties hereunder hazardous to his .physical or mental health or his life, provided that Executive shall have furnished Employer with a written statement from a doctor or psychiatrist to such effect, and provided further, that, at Employer's request and expense, Executive shall submit to an examination by a physician or psychiatrist selected by Employer and such physician or psychiatrist shall have concurred in the conclusion of Executive's physician or psychiatrist. Where Executive terminates his employment pursuant to clause (ii) of this Section 5 (d), he shall continue to receive his full Base Salary, payable at the time such payments are due for the balance of the current term of this Agreement together with all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the Date of Termination or amounts under any benefit plan of Employer, at the time such payments are due.

     e. "Good Reason" Defined. For purposes of this Agreement, "Good Reason" shall mean (i) a Change in Control (as hereinafter defined) of Employer, or (ii) any limitation of the powers of Executive, or (iii) any removal of Executive as, or any failure to re-elect Executive to his title hereunder except in connection with termination of Executive's employment for Cause (as hereinafter defined) or Disability; provided, however, that any removal of Executive as, or any failure to re-elect Executive (except in connection with termination of Executive's employment for Cause or Disability) shall not diminish or reduce the obligations of Employer to Executive under this Agreement. or (iv) the failure of Employer to obtain the assumption of the agreement to perform this Agreement by any successor to Employer, as provided for in Section 8 hereof.

     f. "Change of Control" Defined. For purposes of this Agreement, a "Change in Control" (as hereinafter defined) of Employer shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13
          (d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Employer or any "group" (as such term is defined in Section 13(d)
          (3) of the Exchange Act) of which they are a member, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing twenty percent (20%) of more of the combined voting power of Employer's then

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          outstanding  securities,   or  (ii)  during  any  period  of  two  (2)
          consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two- thirds (2/3) of the directors then in office who were directors at the beginning of the period.

     g. Notice of Termination. Any termination of Executive's employment by Employer or by Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     h. Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to
          Section 5(b) hereof, thirty (30) calendar days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full- time basis during such thirty (30) day period), (iii) if Executive's employment is terminated pursuant to Section 5(c) hereof, the date specified in the Notice of Termination, and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that if, within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected)

6.  Payments and Benefits Upon Early Termination.

     a. Early Termination for Death or Disability. Upon the termination of this Agreement prior to the Termination Date (or, if this Agreement shall have been extended to the Extended Termination Date, as provided

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          in  Section  4  hereof,  prior to the  Extended  Termination  Date) by
          Employer as a result of death, or Disability of Executive, Employer shall pay Executive:

          i. his Base Salary and any unpaid base salary accrued and unpaid through the Date of Termination at the rate in effect at the time of Notice of Termination is given or, in the case of the death of Executive, the Date of Termination, payable at the time such payments are due; and

          ii. all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the Date of Termination or amounts under any benefit plan of Employer, at the time such payments are due.

     b. Early Termination Other than for Death, Disability or Cause. Upon the termination of this Agreement prior to the Termination Date (or, if this Agreement shall have been extended to the Extended Termination Date, as provided in Section '4 hereof, prior to the Extended Termination Date) (X) by Employer other than for death, Disability or Cause or (Y) by Executive for Good Reason or as a result of a breach of this Agreement by Employer, Employer shall pay to Executive:

          i. this Base Salary and any unpaid base salary accrued and unpaid through the Termination Date at the rate in effect at the time Notice of Termination is given, payable at the time such payments are due (or, if this Agreement shall have been extended to the Extended Termination Date, as provided in Section 4 hereof, his Base Salary through the Extended Termination Date at the rate in effect at the time Notice of Termination is given, payable at the time such payments are due);

          ii. An amount equal to one year of Base Salary at the rate in effect at the time Notice of Termination is given payable on the Termination Date or the Extended Termination Date, whichever date is applicable.

          iii. all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the Date of Termination or amounts under any benefit plan of Employer, at the time such payments are due; and

          iv. In addition, for the thirty-six (36) month period after termination for any of the reasons specified in this Section 6
               (b), Employer shall arrange to provide Executive with life and health insurance benefits substantially similar to those which

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               Executive  was  receiving  immediately  prior  to the  Notice  of
               Termination.

     c. Mitigation Not Required. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7.  Non-disclosure;

     a. Confidential Information. Executive shall not, to the detriment of Employer, knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information received by Executive in the course of his employment or engagement in any capacity by Employer which relates to Employer or to any of the businesses operated by it, including, but not limited to, any customer lists, customer needs, price and performance information, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of Employer, and Executive confirms that such information constitutes the exclusive property of Employer. However, said restriction on confidential information shall not apply to information which is: (i) generally available in the industry in which Employer operates, (ii) disclosed in published literature or (iii) obtained by Executive from a third party without binder or secrecy. Executive agrees that, except as otherwise expressly agreed to by Employer, he will return to Employer, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information.

     b. Remedies. Executive recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 7 are required for the reasonable protection of Employer and its investments, and Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of this Section 7, and that Employer, in addition to all other remedies at law or in equity, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 7 are held to be in any respect an unreasonable restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

     c. Nonexclusive. The undertakings of Executive contained in Sections 7(a), 7(b) and 7(c) hereof shall be in addition to, and not in lieu

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          of, any  obligations  which he may have with  respect  to the  subject matter hereof, whether by contract, as a matter of law or otherwise.

8.  Successors; Benefits.

     a. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     b. Benefits. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

9.  Miscellaneous Provisions.

     a. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     b. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or three (3) calendar days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

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If to Employer, to:
                        Chief Financial Officer
                        Nesco Industries, Inc.
                        305 Madison Avenue
                        Suite 4510
                        New York, NY 10165

If to Executive, to:
                        Matthew Harriton
                        515 East 72nd Street
                        Apartment 9B
                        New York, NY 10021

          or to such other address as either party hereto shall have designated by like notice to the other party hereto (except that a notice of change of address shall only be effective upon receipt)

     c. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     d. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof.

     e. Applicable Law. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be wholly performed therein.

     f. Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     g. Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach and delivered by the parties hereto as of the date first above written.

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          IN WITNESS WHEREOF,  the undersigned have set their hands and seals as of the first above written.



Nesco Industries, Inc.

By:

Name:
Title:

Accepted and Agreed


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Matthew Harriton